RESIGNATION AGREEMENT AND MUTUAL RELEASE

This Resignation Agreement and Mutual Release (the “Agreement”) is entered into this 5th day of June, 2008, by and between Neuro-Hitech, Inc., a Delaware corporation (“Employer” or “Company”), and Gary Shearman (“Employee”).

Recitals

A. Employee has been employed by Employer as Chief Executive Officer and President since August 27, 2007, pursuant to an Employment Agreement dated August 22, 2007 (the “Employment Agreement”).

B. Employer and Employee have decided that Employee will resign from Employer, effective June 5, 2008, under the terms set forth herein.

NOW, THEREFORE, in consideration of the promises contained herein, the adequacy of which is hereby acknowledged, the parties agree as follows:

Agreements
Section 1 Resignation Date

Employee hereby resigns his employment with Employer and resigns as an officer of Employer and as a member of Employer’s board of director, effective at the close of business on June 5, 2008 (the “Resignation Date”).

Section 2 Separation Pay & Benefits

A. Accrued Salary and Vacation. At the first regularly scheduled payroll date following the Resignation Date, Employer will issue Employee a final paycheck for (i) all accrued but unpaid salary as of the Resignation Date, less required and authorized tax withholding and deductions, (ii) one week’s vacation pay (valued at $9,375.00), less required and authorized tax withholding and deductions and (iii) reimbursable business expenses upon submission of an applicable report in an approximate amount of $5000.

B. Severance. In addition, Employer shall pay Employee in a lump sum the amount of $275,000, less required and authorized tax withholding and deductions. This payment shall be made within five business days of the expiration of the Revocation Period (as defined below).

C. Medical/Dental. Employer agrees to pay $22,560.84 representing Employee’s medical and dental coverage premium for 12 months. This payment shall be made within five business days of the expiration of the Revocation Period.

D. Attorney Fees. Employer shall pay Employee’s attorney’s fees associated with Employee’s resignation in the amount of $4,000 payable to Halberstadt Curley, LLC within five business days of the expiration of the Revocation Period.

Section 3 Stock Options and Stock

Employee agrees that no stock options granted to him through the Employment Agreement or any other agreement have been exercised, and all such stock options are terminated by this Agreement.

Section 4 Employment Agreement: Non Competition and Confidential Information

Employee agrees that the Noncompetition and Nonsolicitation provisions in Section 7, and the terms of Section 8 (Confidential Information), of the Employment Agreement shall remain in full force and effect, are incorporated herein by reference and Employee agrees to continue to be bound by the restrictions and limitation set forth in Sections 7 and 8 of the Employment Agreement.

Section 5 No Other Compensation or Benefits

Except as otherwise expressly stated in this Agreement or as otherwise required by law, (a) the Employment Agreement shall be deemed terminated, (b) Employee shall have no further rights under the Employment Agreement, and (c) Employee’s participation in, entitlement to and accrual of all other compensation and benefits shall cease as of the Resignation Date.

Section 6 Property

Employee agrees to return all property of Employer, including all copies, excerpts and summaries of such property in whatever form, within 30 days of the Resignation Date.

Section 7  Board Minutes

Employer’s Board of Directors shall approve all outstanding minutes of the Board of Directors prior to the execution of this Agreement. Employee will be provided a copy of all minutes of the Board of Directors adopted during the period of his employment.

Section 8 Non Disparagement/Confidentiality

The parties agree not to make any oral or written statement or comment to anyone, disparaging the other or Employer’s owners, directors, officers or employees. Following execution of this agreement Employer will not use Employee’s name in any marketing or public relations announcements. Further, Employee shall be permitted to review and reasonably approve a press release announcing Employee’s resignation of employment.

Section 9 Release

A. By Employee. In consideration for the benefits described herein, and for other good and valuable consideration, Employee, on behalf of himself, his heirs, executors, administrators, agents, representatives and assigns, hereby forever releases Employer, and its affiliated entities, and its and their officers, directors, owners, employees, agents, attorneys and representatives, and each of their predecessors, successors and assigns, from any and all claims, demands, suits, actions, damages, losses, expenses, charges or causes of action of any nature whatsoever, whether known or unknown, relating in any way to any act, omission, event, relationship, conduct, policy or practice prior to the date Employee signs this Agreement, including without limitation his employment with Employer and the separation therefrom (“Claims”). This release includes without limitation Claims for discrimination under the Age Discrimination in Employment Act (the “ADEA”); Claims for breach of any contract, including the Employment Agreement; Claims for wrongful discharge; Claims for emotional distress, defamation, fraud, misrepresentation or any other personal injury; Claims for unpaid compensation; Claims relating to benefits; Claims for attorneys' fees and costs; Claims for reinstatement of employment; and all other Claims under any federal, state or local law or cause of action. Employee represents that he has not filed any such Claims, and he further agrees not to assert or file any such Claims in the future. It is understood and agreed that this Mutual Release does not apply to claims for breach of the terms of this Agreement nor does this Mutual Release apply to Employer’s existing and continuing obligations to defend, indemnify and hold Employee harmless from claims asserted by stockholders, vendors and others.

B. By Employer. In consideration for the benefits described herein, and for other good and valuable consideration, Employer, and its affiliated entities, and its and their officers, directors, owners, employees, agents, attorneys and representatives, and each of their predecessors, successors and assigns hereby forever releases Employee, his heirs, executors, administrators, agents, representatives and assigns, from any and all claims, demands, suits, actions, damages, losses, expenses, charges or causes of action of any nature referred to or raised in the May 13, 2008 letter to Employee from Employer, a copy of which is attached as Exhibit A to this Agreement, and from any and all claims that could have been asserted against Employee up to the Resignation Date.

Section 10 Complete Agreement

This Agreement represents the entire agreement of the parties and supersedes all other agreements, discussions and understandings of the parties, concerning the subject matter hereof. All other express or implied agreements of the parties not expressly contained or incorporated by reference herein are terminated and of no further force or effect. This Agreement may not be modified in any manner except in a written document signed by both parties. Should any provision of this Agreement be held to be invalid or unenforceable by a court of competent jurisdiction, the remaining provisions of the Agreement shall continue in full force and effect.

Section 11 Consultation and Consideration

Employee has been and is advised and encouraged to consult with an attorney prior to executing this Agreement. He may have a period of up to 21 days to consider this Agreement, but he may knowingly and voluntarily take less time to consider it. In addition, should Employee choose to sign the Agreement, he shall have a period of seven days thereafter to revoke his signature and agreement and to provide such notice of revocation in writing to the Employer (the “Revocation Period”). Thus, this Agreement shall not become effective or enforceable until the expiration of the seven day Revocation Period. In the event that Employee exercises his right of revocation, Employer’s obligations hereunder shall cease, and this Agreement shall become null and void. Employer’s obligations to begin any payments, or to grant the stock, provided for herein shall, at its option, not commence until expiration of the Revocation Period.

Section 12 Miscellaneous

A. Governing Law. This Agreement shall be construed exclusively in accordance with the laws of the State of New York, without regard to the principles of conflicts of laws therein.

B. Parties Bound, Assignment. This Agreement shall be binding upon and shall inure to the benefit of Employer and its directors, officers, agents, subsidiaries, affiliates, successors and assigns and Employee and his heirs and assigns. Employee may not assign any right or obligation hereunder without Employer’s prior written consent.

C. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and together which shall constitute one and the same instrument.

D. Non-Admission. The Parties agree that nothing contained in this Agreement shall be construed as an admission by Employer or Employee that it, or he have engaged in any wrongdoing.

E. Notices. Any notices required or provided under this Agreement must be in writing, and addressed to (A) Employer, c/o David Barrett, with a copy to Jeffrey E. Jordan, Arent Fox LLP, 1050 Connecticut Avenue, NW, Washington, DC 20036; and to (B) Employee at his last known address provided to the Employer in writing.

EMPLOYEE HAS HAD AN OPPORTUNITY TO CAREFULLY REVIEW AND CONSIDER THIS AGREEMENT WITH AN ATTORNEY, AND HE HAS HAD SUFFICIENT TIME TO CONSIDER IT. AFTER SUCH CAREFUL CONSIDERATION, HE KNOWINGLY AND VOLUNTARILY ENTERS INTO THIS AGREEMENT WITH FULL UNDERSTANDING OF ITS MEANING AND EFFECT.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement.

GARY SHEARMAN	NEURO-HITECH, INC.

/s/ Gary Shearman	By:	/s/ Reuben Seltzer
Gary Shearman		Reuben Seltzer
Vice Chairman

Date: June 5, 2008	Date: June 5, 2008

Exhibit A – Letter dated May 13, 2008